Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

ONCOLOGY VENTURE ApS

and

R-PHARM US OPERATING, LLC

DEVELOPMENT, OPTION AND LICENSE AGREEMENT

THIS DEVELOPMENT, OPTION AND LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of March, 2019 (the “Effective Date”)

BY AND BETWEEN:

(1)	Oncology Venture ApS, a company organized and existing under the laws of Denmark, whose principal place of business is located at Venlighedsvej 1, 2970 H0rsholm, Denmark (“OV”); and

(2)	R-PHARM US Operating, LLC, a limited liability corporation organized and existing under the laws of Delaware, with offices at 3120 Princeton Pike, Suite 201, Lawrence, N.J. 08648 U.S.A. (“R-Pharm”). OV and R-Pharm are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, R-Pharm owns or controls certain intellectual property and other rights with respect to the Compound (as defined below) and markets and sells the Product (as defined below) in certain countries, including the United States;

WHEREAS, R-Pharm does not currently develop and/or commercialize, by itself or through its Affiliates (as defined below) and/or Third Parties (as defined below), the Product in the Field (as defined below) in the Territory (as defined below);

WHEREAS, the Compound has previously been tested in phase II and III clinical trials in the Territory for treatment of metastatic breast cancer, but has not received Regulatory Approval (as defined below) from the European Medicines Agency (EMA) in the Territory;

WHEREAS, OV has previously developed and validated the DRP Biomarker (as defined below) specific for the Compound, which is useful for selecting highly likely responder patients for the Compound;

WHEREAS, OV desires to conduct a clinical trial using the Product and the DRP Biomarker for the treatment of patients with metastatic breast cancer, as more particularly described in the Clinical Development Plan (as defined below);

WHEREAS, R-Pharm and OV desire to collaborate with respect to the conduct of such clinical trial as set forth herein; and

WHEREAS, OV wishes to obtain, and R-Pharm wishes to grant to OV, a license to develop the Product in new clinical trials in the Territory and an Exclusive Option (as defined below) to an exclusive license with respect to the Product under R-Pharm’s intellectual property and other rights therein for the purposes of exploiting the Product and the DRP Biomarker as a companion diagnostic in the Field in the Territory in accordance with the terms and conditions set forth below, as more particularly described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

The capitalized terms used in this Agreement shall have the meanings as defined below:

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1.1 “Adverse Ruling” has the meaning set forth in Section 11.4.

1.2 “Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean: (a) direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation; (b) fifty percent (50%) or more of the equity interest in the case of any other type of legal entity or status as a general partner in any partnership; (c) any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity; (d) if a Party is exposed, or has rights, to variable returns from its involvement with an entity or Person and has the ability to affect its returns through its power over such entity or Person; or (e) the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the Applicable Laws of certain countries, the maximum percentage ownership permitted by Applicable Law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. The Parties understand and agree that, with respect to OV, “Affiliates” expressly includes Medical Prognosis Institute, ApS (“MPI”) and 2X Oncology, Inc. (“2X”).

1.3 “Agreement” has the meaning set forth in the preamble hereto.

1.4 “Agreement IP” means all Know-How, Patents and other intellectual property under the Control of a Party that was conceived, discovered, developed or otherwise made by or on behalf of a Party under or in connection with this Agreement, or by use of or reference to the other Party’s Background IP.

1.5 “Amount” has the meaning set forth in Section 7.8.

1.6 “Applicable Law” means all applicable federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, regulatory guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder, including all data protection requirements such as those specified in the EU Data Protection Directive and the regulations issued under the United States Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

1.7 “Background IP” means Know-How, Patents and other intellectual property under the Control of a Party that was conceived, discovered, developed or otherwise made or acquired (other than from the other Party) by the Party prior to the Effective Date or independently and outside the activities contemplated by this Agreement without reference to or use of the other Party’s Confidential Information or Background IP. Background IP ofOV expressly includes DRP Biomarker.

1.8 “Breaching Party” has the meaning set forth in Section 11.4.

1.9 “Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are open for business in Princeton, New Jersey, or Basel, Switzerland or Copenhagen, Denmark.

1.10 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

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1.11 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.12 “cGCP” means the current Good Clinical Practices as such term is defined from time to time by the EMA or FDA pursuant to its regulations, guidelines or otherwise, as well as, the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH), that may be in effect from time to time and are applicable to the conduct of the mBC Clinical Trial hereunder.

1.13 “cGMP” means the current Good Manufacturing Practices officially published and interpreted by EMA, FDA, or other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the manufacture of the Product or DRP Biomarker.

1.14 “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization or reorganization of such Party is consummated, other than any such transaction, which would result in shareholders or equity holders of such Party immediately prior to such transaction, owning at least fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole. The announced and imminent merger between OV and its Affilate MPI shall not be deemed a Change of Control event hereunder.

1.15 “Clinical Development Plan” means OV’s plan for the Development of Product in the Field in the Territory, including the conduct of the mBC Clinical Trial, using the DRP Biomarker to select and enroll highly likely responder patients, as may be amended from time to time at the discretion of the Joint Development Committee. The initial Clinical Development Plan will be agreed to by the Parties and attached hereto as Exhibit A within ninety (90) days after the Effective Date.

1.16 “Commercialization Data” has the meaning set forth in Section 5.7.

1.17 “Commercialization Plan” has the meaning set forth in Section 5.3a).

1.18 “Commercialize” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of the Product, including activities related to marketing, promoting, distributing, importing and exporting such Product, and interacting with Regulatory Authorities regarding any of the foregoing. “Commercializing” and “Commercialization” shall have correlative meanings.

1.19 “Commercially Reasonable Efforts” means those diligent efforts and resources consistent with customary practices of comparable companies in the specialty pharmaceutical industry that such a company typically devotes to a product or compound owned by it or to which it has rights of the type it has hereunder, or similar market potential at a similar stage in the development or product life thereof, in light of the intellectual property and competitive landscape relevant to such product, the safety and efficacy profile of a product, pricing and launching strategy for the respective product, the development and regulatory approval (including any reimbursement approval) risks associated with such product, the Patent or other proprietary position of the Product (including the ability to obtain or enforce, or have obtained or enforced, such Patent or other proprietary positions), the regulatory requirements involved and the potential profitability, cost, market share, price or reimbursement to the performing Party of the Product marketed or to be marketed.

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1.20 “Competing Product” means any product containing Ixabepilone, an epothiline or epothilone derivative, other than the Product.

1.21 “Compound” means the compound Ixabepilone (Ixempra®) (CAS No. 219989-84-1) as further described in Exhibit B.

1.22 “Compound Agreement IP” has the meaning set forth in Section 8.lb)(i).

1.23 “Confidential Information” means any and all proprietary Know-How, information and data, including scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by or on behalf of one Party or its Affiliate to the other Party or its Affiliate in connection with this Agreement. All information disclosed under that certain Mutual Non-Disclosure and Confidentiality Agreement by and betweenR-Pharm US LLC and OV dated October 11, 2017 shall be deemed Confidential Information under this Agreement.

1.24 “Control” or “Controlled” means with respect to any item of Know-How, Patent or other proprietary right, the possession of the right, whether directly or indirectly (other than through the rights granted under this Agreement), to grant a license, sublicense or other right to any such Know-How, Patent or other proprietary right without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, for the purpose of defining whether intellectual property, Patents, Know-How, Confidential Information or other proprietary right is Controlled by a Party, if such intellectual property, Patents, Know-How, Confidential Information or other proprietary right is first acquired, licensed or otherwise made available to such Party after the Effective Date and if the use, practice or exploitation thereof by or on behalf of the other Party, its Affiliates or sublicensees would require the first Party to pay any additional amounts to the Third Party from which the first Party acquired, licensed or otherwise obtained such intellectual property, Patents, Know-How, Confidential Information or other proprietary right (“Additional Amounts”), following the Effective Date, such intellectual property, Patents, Know-How, Confidential Information or other proprietary right shall be deemed to be Controlled by the first Party only if the other Party agrees to pay (if necessary) and does in fact pay all Additional Amounts with respect to such other Party’s use of or license to such intellectual property, Patents, Know-How, Confidential Information or other proprietary right to the extent specified in this Agreement.

1.25 “Cover,” “Covering” or “Covered” means that, with respect to a product or technology and a Patent, but for ownership of or a license under such Patent, the Development, Commercialization or other use of such product or practice of such technology by a Person would infringe a claim of such Patent or, with respect to a claim included in any patent application, would infringe such claim if such patent application were to issue as a patent.

1.26 “Default Notice” has the meaning set forth in Section 11.4.

1.27 “Delivery” has the meaning set forth in Section 6.2a).

1.28 “Develop” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, clinical trials, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. “Developing” and “Development” shall have correlative meanings.

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1.29 “Disclosing Party” has the meaning set forth in Section 10.1.

1.30 “Dollars” or”$” means United States Dollars.

1.31 “DRP Biomarker” means the proprietary, gene-expression-based, predictive biomarker for the Product, developed and validated by OV at any time, which DRP Biomarker is useful for selecting patients likely to respond to the Product.

1.32 “DRP Biomarker Agreement IP” has the meaning set forth in Section 8.lb)(ii).

1.33 “Drug Approval Application” means an application for Regulatory Approval to market and sell the Product in a country or region, including a Marketing Authorization Application (a “MAA”) filed with the EMA or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval procedure, and all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.34 “Effective Date” has the meaning set forth in the preamble hereto.

1.35 “EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.

1.36 “EU Data Protection Directive” means Directive 95/46/EC of the European Union and any successor law, including the General Data Protection Regulation (GDPR) (Regulation (EU) 2016/679).

1.37 “Exclusions List” has the meaning set forth in the definition of Violation.

1.38 “Exclusive Option” has the meaning set forth in Section 2.1.

1.39 “Exclusive Option Exercise Payment” has the meaning set forth in Section 7.2.

1.40 “Existing Regulatory Documentation” means, to the extent in R-Pharm’s possession or available to R-Pharm, all data, documentation, and clinical materials (including any and all CTA (Clinical Trial Authorization) and IMPD (Investigational Medical Product Dossier) and related EMA regulatory submissions and correspondence) and IND (Investigational New Drug) applications and related FDA regulatory submissions and correspondence, including such Existing Regulatory Documentation from R-Pharm’s licensee in Switzerland and from prior Compound owner, Bristol Myers Squibb Inc., solely relating to the Compound and reasonably necessary for the conduct of the Compound development program in the Territory.

1.41 “FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.42 “Field” means, (i) during the Option Period, any and all therapeutic and/or diagnostic uses related to mBC, or (ii) following the Option Exercise Date, any and all therapeutic and/or diagnostic uses in humans.

1.43 “First Commercial Sale” means, with respect to the Product in a given country in the Territory, the first commercial sale of Product by OV, its Affiliate, or permitted sublicensee to a non- sublicensee Third Party on arm’s length terms for end use or consumption of Product in the Field in such country following Regulatory Approval of Product in such country or, ifno such Regulatory Approval (or similar approval) is required to market Product in such country, the date on which Product is first commercially launched in the Field in such country by OV, its Affiliate or permitted sublicensee. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country basis.

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1.44 “Force Majeure” has the meaning set forth in Section 14.21.

1.45 “Generic Product” means, with respect to a Product in a country, any product that (i) is sold in such country by a Third Party that is not a permitted sublicensee of OV and did not purchase such product in a chain of distribution that included any of OV or its Affiliates or permitted sublicensees under a Regulatory Approval granted by a Regulatory Authority to a Third Party; (ii) contains the Compound as the sole active ingredient; and (iii) is approved for sale by the applicable Regulatory Authority in such country in the Field for the same Indication.

1.46 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, supra-national, state, county, city or other political subdivision.

1.47 “HIPAA” has the meaning set forth in the definition of Applicable Law.

1.48 “Indemnification Claim Notice” has the meaning set forth in Section 13.3b).

1.49 “Indemnified Party” has the meaning set forth in Section 13.3b).

1.50 “Indemnifying Party” has the meaning set forth in Section 13.3b).

1.51 “Indication” means a separate and distinct disease or medical condition in humans for which the Product has received Regulatory Approval with an approved label claim to treat such disease or condition, as applicable; it being understood that references to Indications with regard to the Product shall be based upon entirely different diseases or condition (including but not limited to cancers arising from different tissues) in particular target patient populations (and, for the avoidance of doubt, different line therapies for the same disease or condition, such as (for example) first line treatment for a disease or condition as compared to second line treatment for such same disease or condition, shall not be deemed to be a different Indication).

1.52 “Indirect Taxes” has the meaning set forth in Section 7.9.

1.53 “Insolvency Event” has the meaning set forth in Section 11.5.

1.54 “Joint Agreement IP” has the meaning set forth in Section 8.lb)(iv).

1.55 “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.1a).

1.56 “Know-How” means any and all technical, scientific and other know-how and information (whether patentable or not), including (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials and (g) all applications, registrations, licenses, authorizations, approvals and correspondence submitted to Regulatory Authorities.

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1.57 “Litigation Conditions” means, with respect to a Third Party Claim, (a) such Third Party Claim does not seek injunctive relief or non-monetary damages from the Indemnified Party and (b) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge such Third Party Claim in full and is able to reasonably demonstrate that it has sufficient financial resources to meet such indemnification obligations.

1.58 “Losses” has the meaning set forth in Section 13.1.

1.59 “MAA” has the meaning set forth in the definition of Drug Approval Application.

1.60 “mBC” means metastatic breast cancer.

1.61 “mBC Clinical Trial” has the meaning set forth in Section 4.1.

1.62 “mBC Clinical Trial Completion” has the meaning set forth in Section 4.4d).

1.63 “mBC Clinical Trial Data” means all data (including raw data) and results generated by or on behalf of a Party in the performance of the mBC Clinical Trial.

1.64 “mBC Clinical Trial Report” has the meaning set forth in Section 4.4d).

1.65 “Milestone Events” has the meaning set forth in Section 7.3.

1.66 “Milestone Payments” has the meaning set forth in Section 7.3.

1.67 “Net Sales” means, with respect to a given period, the gross amount billed or invoiced for sale of Product (or if not billed or invoiced, the amount received) during such period by OV, its Affiliates, or permitted sublicensees (each, a “Selling Party”)to Third Parties less the following deductions :

a)	discounts (including trade, quantity and cash discounts), cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

b)	credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Products returned in connection with recalls or withdrawals);

c)	rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted by a Selling Party (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations and entities (and other equivalent entities and institutions)) which effectively reduce the selling price or gross sales of the Product, normal and customary inventory management fees and other bona fide service fees paid to distributors and wholesalers;

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d)	insurance, customs charges, freight, postage, shipping, handling, and other transportation costs to the extent added to the sale price and set forth separately as such in the total amount invoiced; and

e)	import taxes, export taxes, excise taxes, sales tax, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind).

There should be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate “Net Sales” hereunder.

1.68 “Non-Breaching Party” has the meaning set forth in Section 11.4.

1.69 “Option Exercise Date” has the meaning set forth in Section 2.2.

1.70 “Option Request Notice” has the meaning set forth in Section 2.2.

1.71 “Option Fee” has the meaning set forth in Section 7.1.

1.72 “Option Period” shall have the meaning set forth in Section 2.la).

1.73 “OV” has the meaning set forth in the preamble hereto.

1.74 “OV Confidential Information” has the meaning set forth in Section 10.1.

1.75 “OV Indemnitees” has the meaning set forth in Section 13.1.

1.76 “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.77 “Patents” means all national, regional and international patents and patent applications, including any continuations, continuations-in-part, divisionals, provisionals, or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal, or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent.

1.78 “Payment” has the meaning set forth in Section 9.3.

1.79 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.80 “Product” means any pharmaceutical product containing the Compound, in all forms, presentations, formulations, methods of administration, and dosage forms.

1.81 “Receiving Party” has the meaning set forth in Section 10.1.

1.82 “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize the Product in such country or other jurisdiction.

1.83 “Regulatory Authority” means any applicable Government Authority involved in granting approvals for the manufacturing, marketing, reimbursement or pricing of a Product in the Territory.

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1.84 “Regulatory Documentation” means all (a) applications (including all Drug Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), in each case ((a) and (b)) relating to the Product.

1.85 “Regulatory Exclusivity” means, with respect to any country in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country which confers an exclusive Commercialization period during which OV or its Affiliates or permitted sublicensees have the exclusive right to market and sell the Product in such country through a regulatory exclusivity right (e.g., new chemical entity exclusivity, orphan drug exclusivity or pediatric exclusivity).

1.86 “Regulatory Submissions” has the meaning set forth in Section 4.6b).

1.87 “Royalty Term” means, with respect to the Product and a given country of sale in the Territory, the period beginning on the date of the First Commercial Sale of such Product in such country of sale, and ending on the latest to occur of(a) the first date on which there is no Valid Claim that Covers such Product or such Product in combination with the DRP Biomarker in such country of sale, and (b) the seventh (7th) anniversary of the First Commercial Sale of such Product in such country of sale.

1.88 “R-Pharm” has the meaning set forth in the preamble hereto.

1.89 “R-Pharm Confidential Information” has the meaning set forth in Section 10.1.

1.90 “R-Pharm Indemnitees” has the meaning set forth in Section 13.2.

1.91 “R-Pharm Know-How” means all Know-How that is (a) Controlled by R-Pharm or any of its Affiliates as of the Effective Date or at any time during the Term and (b) necessary or reasonably useful for the Development or Commercialization of the Product. The use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s or such Third Party’s Affiliate’s acquisition of R-Pharm as a result of a Change of Control.

1.92 “R-Pharm Patents” means the Patents that are (a) Controlled by R-Pharm or any of its Affiliates as of the Effective Date or at any time during the Term and (b) claim or cover (i) the Product, or the Development or Commercialization thereof, or (ii) any R-Pharm Know-How, in each case, that are necessary or reasonably useful for the Development or Commercialization of the Product. The use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s or such Third Party’s Affiliate’s acquisition of R-Pharm as a result of a Change of Control.

1.93 “Sublicense Income” means all consideration, including, upfront payments, license fees, and milestone payments, actually received by OV or its Affiliates for the grant by OV or its Affiliates of a sublicense or grant of rights with respect to a Product or the R-Pharm Know-How or R-Pharm Patents to a Third Party; provided, however, that Sublicense Income shall not include (1) royalties on Net Sales for which R-Pharm will receive a royalty payment pursuant to Section 7.4, (2) any proceeds from the sale of securities payments made at fair market value in arms length transactions, or (3) any proceeds involving funding or reimbursement of Development costs, at fair market value in arms length transactions, for the performance of development activities only to the extent that such payments are specifically allocated to develop Product at rates standard and customary in the industry.

1.94 “Term” has the meaning set forth in Section 11.1.

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1.95 “Terminated Product Technology” has the meaning set forth in Section 11.6c)1.1.1(a)(ii).

1.96 “Territory” means all current and future countries of the European Union (EU), including Great Britain but excluding Switzerland and Lichtenstein.

1.97 “Third Party” shall mean any Person other than a Party or an Affiliate of a Party.

1.98 “Third Party Claims” has the meaning set forth in Section 13.1.

1.99 “Valid Claim” means a claim of: (a) an issued and unexpired patent, which claim has not lapsed or been dedicated to the public, withdrawn, cancelled, abandoned, disclaimed, revoked or held unpatentable, unenforceable or invalid by an unappealable decision of a court or other governmental agency of competent jurisdiction, or has not been appealed within the time allowed for appeal, and which claim has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re- examination or disclaimer or otherwise, or (b) a patent application that has been pending less than six (6) years from the date of filing of the earliest patent application from which such patent application claims priority, which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

1.100 “Violation” means that a Party or any of its officers or directors or any other personnel (or other permitted agents of a Party performing activities hereunder) has been: (1) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (2) identified in the OIG List of Excluded Individuals/Entities (LEIB) database (http://exclusions.oig.hhs.gov/) or listed as having an active exclusion in the System for Award Management (http://www.sam.gov); or (3) listed by any US Federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (1), (2) and (3) collectively the “Exclusions Lists”).

1.101 “Withholding Party” has the meaning set forth in Section 7.8.

2.	GRANT OF RIGHTS; OVERVIEW

2.1 Grant of Exclusive Option & Rights to OV. Subject to OV’s compliance with its payment obligations of the Option Fee according to Section 7.1, R-Pharm hereby grants OV:

a)	an exclusive option, exercisable by OV any time on or prior to November 15, 2020 (the “Option Period”), to obtain the licenses set forth in Section 2.3 (the “Exclusive Option”).

b)	a non-sublicenseable, non-transferrable exclusive, royalty-free license during the Option Period under the R-Pharm Patents and the R-Pharm Know-How to Develop the Product in the Field in the Territory solely for the purposes of performing its obligations as set forth in, and subject to, the Clinical Development Plan, including for the purposes of conducting the mBC Clinical Trial.

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2.2 Exercise of the Exclusive Option. OV may exercise the Exclusive Option by providing written notice to R-Pharm on any Business Day during the Option Period, but no later than thirty (30) days in advance of the end of the Option Period (the “Option Request Notice”); provided, however, that OV shall not be deemed to have entered into the licenses set forth in Section 2.3 unless OV first offers in writing to R-Pharm the right to enter into an agreement pursuant to which OV would grant to R-Pharm an exclusive license to Develop and otherwise exploit the Product together with the DRP Biomarker as a companion diagnostic in the Territory (a “Re-Acquisition Agreement”). Within three (3) months following R-Pharm’s receipt of the Option Request Notice (the “R-Pharm Option Term”), if R-Pharm desires to enter into a Re-Acquisition Agreement, R-Pharm shall send a written reply to such effect (the “Re-Acquisition Reply”). Upon OV’s receipt of the Re-Acquisition Reply, R-Pharm and OV shall negotiate the terms of a Re-Acquisition Agreement in good faith for a period not to exceed the R-Pharm Option Term, which period may be mutually extended in writing by the Parties. The terms of any Re-Acquisition Agreement shall include fair market value terms and conditions that are customary in agreements of a nature similar to the Re-Acquisition Agreement. If R-Pharm fails to send a Re-Acquisition Reply or, after providing a Re-Acquisition Reply, the Parties fail, despite good faith negotiations, to execute a Re-Acquisition Agreement, then OV shall be deemed to have entered into the licenses set forth in Section 2.3 as of the expiration of the R-Pharm Option Term (the “Option Exercise Date”). If OV fails to provide the Option Request Notice before the expiration of the Option Period, then the Exclusive Option shall expire and this Agreement will terminate pursuant to Section 11.3.

2.3 Grant of Exclusive License. Upon the Option Exercise Date and subject to OV’s compliance with its payment obligations according to Section 7.l(b) and Section 7.2, R-Pharm hereby grants to OV:

a) an exclusive (including with regard to R-Pharm and its Affiliates) license, with the right to grant sublicenses solely in accordance with Section 2.4, under the R-Pharm Patents, the R-Pharm Know-How, R-Pharm’s interests in the Joint Agreement IP and R-Pharm’s rights in the mBC Clinical Trial Data, to Develop and Commercialize the Product in the Field in the Territory.

b) an exclusive (including with regard to R-Pharm and its Affiliates) license and right of reference, with the right to grant sublicenses and further rights of reference solely in accordance with Section 2.5, under the Regulatory Approvals and any other Regulatory Documentation that R-Pharm or its Affiliates may Control with respect to the Product as necessary for purposes of Developing and Commercializing the Product in the Field in the Territory.

c) The grants set forth in this Section 2.3 will automatically come into full force and effect on the Option Exercise Date without any further action required by either Party under this Agreement.

2.4 License Grants to R-Pharm. Upon the Effective Date, OV grants to R-Pharm a non- exclusive, royalty-free license, without the right to grant sublicenses, under the DRP Biomarker Agreement IP, and OV’s interests in the Joint Agreement IP and any other Agreement IP, to Develop and manufacture the Product solely for purposes of performing its obligations as set forth in the Clinical Development Plan and solely as necessary for such purposes.

2.5 Sublicenses. OV shall have the right to sublicense any or all of the rights granted to OV pursuant to Section 2.3 to its Affiliates or to Third Parties without the consent of R-Pharm. OV shall ensure that each of its Third Party sublicensees is bound by a written agreement that is consistent with, and subject to the applicable terms and conditions of, this Agreement. In addition, OV shall be responsible for the performance of any of its sublicensees that are exercising rights under a sublicense of the rights granted by R-Pharm to OV under this Agreement and the grant of any such sublicense shall not relieve OV of its obligations under this Agreement. Promptly following the execution of each Third Party sublicense agreement, OV shall provide R-Pharm with a copy of each such sublicense agreement, which copy may be redacted to remove provisions that are not necessary to monitor compliance with this Section 2.5. To the extent, OV sublicenses its rights to commercialize Product, any such sublicensee will be required to purchase the Product from R-Pharm, according to the terms and conditions herein.

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2.6 Subcontracting. OV may not engage a Third Party subcontractor to perform its activities hereunder, including the mBC Clinical Trial (or any portion thereof), unless approved by R-Pharm in writing, such approval not to be unreasonably withheld, conditioned or delayed. OV shall remain solely and fully liable for the performance of its activities by such subcontractors, and shall ensure that each of its subcontractors performs its obligations in accordance with the terms of this Agreement. In all cases, any such subcontracting shall be consistent with the applicable terms and conditions of this Agreement, including confidentiality provisions no less stringent than those contained in this Agreement and intellectual property provisions that assign to OV the rights in all Inventions as set forth herein.

2.7 Retention of Rights. All rights and licenses not expressly granted to OV pursuant to this Agreement are reserved by R-Pharm.

2.8 Exclusivity. During the Term, OV shall not, and shall cause its Affiliates not to, (i) directly or indirectly, research, develop, commercialize or manufacture any Competing Product, or (ii) license, authorize, appoint, or otherwise enable any Third Party to research, develop, commercialize, or manufacture any Competing Product.

2.9 Obligations of OV. Following the Effective Date and as more fully set forth in Article 4, OV will, either itself or through its Affiliates, use Commercially Reasonable Efforts to:

a) supply and utilize the DRP Biomarker for the Product during the Option Term;

b) establish the Clinical Development Plan, which shall include a detailed development plan of the Product in combination with the DRP Biomarker as a companion diagnostic to select patients. The Clinical Development Plan shall include a design and implementation plan for at least one targeted-enrollment Phase 2 trial of Product in metastatic breast cancer, utilizing the DRP Biomarker to select high likely responder patients. The Clinical Development Plan is expected to include the screening of approximately 250 patients to then enroll (on a rolling basis) pre-selected patients identified as high likely responders to Product. OV will continue the screening and selection process to identify and enroll fifteen (15) patients (the “15 Required Patients”). OV may, in its sole discretion, decide to continue to identify and enroll additional patients beyond the 15 Required Patients including patients for randomized trial(s). OV will utilize its existing breast cancer patient screen in Denmark to facilitate the project. OV anticipates that such trial will be completed within twelve (12) to eighteen (18) months of the Effective Date.

c) fund and conduct all DRP Biomarker screening to identify likely responder patients for the mBC Clinical Trial.

d) fund and conduct the mBC Clinical Trial as outlined in the Clinical Development Plan.

e) if OV has exercised its Exclusive Option and the Parties have not executed a Re- Acquisition Agreement, Develop and Commercialize Product in the Field in the Territory.

2.10 Obligations of R-Pharm. Following the Effective Date and as more fully set forth herein, R-Pharm will, either itself or through its Affiliates, use Commercially Reasonable Efforts to:

a) provide OV with copies of any Existing Regulatory Documentation within thirty (30) days following the Effective Date.

b) provide OV with existing, unexpired, clinical grade stock of Product sufficient for the 15 Required Patients but no more than 20 patients to enable OV’s conduct of the mBC Clinical Trial. Such Product shall be provided to OV at no cost. Additional Product will be provided at an additional cost in accordance with Section 2.lO(c)

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c) provide OV with additional clinical grade stock of Product sufficient for any subsequently approved (by R-Pharm) Phase 2/3 pivotal trial conducted by OV, which supply shall be provided to OV at a cost of twenty percent (20%) above R-Pharm’s documented manufacturing cost.

d) cooperate and reasonably assist OV, as may be requested by OV, in the conduct of the mBC Clinical Trial and OV’s activities set forth herein, as well as any regulatory filings and regulatory meetings pertaining to the conduct of the mBC Clinical Trial. OV shall solely bear the costs of conducting any targeted-enrollment trial(s), including the mBC Clinical Trial, and shall pay to R-Pharm an agreed-upon, fair compensation for provided cooperation and assistance.

2.11 Future Product Supply & Manufacturing. As more fully set forth in Section 6.lb), if OV has exercised its Exclusive Option and the Parties have not executed a Re-Acquisition Agreement, then one year prior to the anticipated receipt of Regulatory Approval for the Product the Parties shall negotiate a separate supply agreement for the manufacturing and supply of Product for the post-approval marketing and commercial sale in Territory in the Field. Such post-approval supply shall be provided to OV at a cost of thirty percent (30%) above R-Pharm’s documented manufacturing cost.

2.12 New Regulatory Filings & Approvals. As more fully set forth in Article 4, OV shall seek Regulatory Exclusivity of the Product in the Territory, whereby OV will seek additional market protection from the relevant Regulatory Authority which confers an exclusive commercialization period in the applicable country through a regulatory exclusivity right, such as data protection, data exclusivity, market exclusivity, new chemical entity exclusivity, new use or Indication exclusivity, new formulation exclusivity, or orphan drug exclusivity. OV shall obtain all approvals of the Product (including Regulatory Exclusivities) in the name of R-Pharm; provided that to the extent applicable law in a country in the Territory requires any such approval to be held in the name of OV, OV shall hold such approval on behalf of and for the benefit of R-Pharm. To the extent in OV’s name, upon termination or expiration of this Agreement, OV will transfer and assign all approvals for the Product (and all data and documentation included in, referenced in, or filed therein support thereof) to R-Pharm or its designee. In the event that OV elects to exercise its Exclusive Option and the Parties do not execute a Re-Acquisition Agreement, R-Pharm shall transfer and assign all approvals and regulatory filings for the Product in Territory to OV, in the name ofOV.

2.13 Third Party Acquirer. OV shall have the right to identify and secure a Third Party to acquire (via sale, license, merger or otherwise) and assume the rights to the DRP Biomarker. Any agreement with such a Third Party to the DRP Biomarker shall be at the sole discretion ofOV, with advance written notice to R-Pharm.

3.	GOVERNANCE

3.1 Joint Development Committee.

a) Formation. Within 60 days of the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”). The JDC shall consist of four (4) representatives, with two (2) representatives from each of the Parties, as follows:

●	Peter Buhl-Jensen, M.D., CEO of OV, as Chairman of the JDC.

●	Steen Knudsen, Ph.D., CSO and Founder of Medical Prognosis Institute, ApS.

●	Bheshad Sheldon, CMO of R-Pharm.

●	Jignesh Shah, COO of R-Pharm.

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From time to time, each Party may substitute one (1) or more of its representatives to the JDC on written notice to the other Party. In the event that OV grants a sublicenses in accordance with Section 2.5, OV shall substitute one (I) of its representatives to the JDC with a representative of such sublicensee. Each Party shall have the right to designate one (1) additional member, who may attend as anon-voting observer. The JDC will implement and oversee the Clinical Development Plan for the Product in combination with DRP Biomarker in the Territory. In addition, in the event that OV has exercised its Exclusive Option and the Parties have not executed a Re-Acquisition Agreement, the JDC will implement and oversee the Commercialization Plan for the Product in the Field in the Territory.

b) Meetings and Minutes. The JDC shall meet (by video-conference, conference call or otherwise in person as determined by the JDC members) on at least a quarterly basis to discuss the progress under the Clinical Development Plan. Either Party may call JDC meetings on no less than fifteen(15) Business Days’ notice (but no more often than once per quarter, unless agreed to by the Parties); provided, that under exigent circumstances requiring input by the JDC, either Party may call a meeting on shorter notice. The chairperson shall provide the agenda for each meeting (provided that the chairperson shall reasonably consider inclusion of any item on the agenda proposed by a member of the JDC). The chairperson of the JDC shall prepare and circulate for review and approval of the minutes of each meeting within thirty (30) days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the conclusion of the next meeting of the JDC. Such minutes shall be deemed approved unless one or more JDC representatives object to the accuracy of such minutes prior to the conclusion of the next meeting of the JDC. Reasonably in advance of each regularly scheduled meeting of the JDC, OV shall provide an update in writing to R-Pharm with respect to the mBC Clinical Trial, which update shall contain information about overall mBC Clinical Trial progress, recruitment status, interim analysis (if results available) and final analysis of the mBC Clinical Trial.

c) Procedural Rules. All decisions on the JDC will be taken by unanimous consent with each Party having a single vote. Except where any decision is granted to one Party herein, in the event that the JDC does not reach a unanimous consent on an issue within thirty (30) days after the issue is first presented to the JDC, then (A) OV shall have the final decision-making authority with respect to matters involving the DRP Biomarker, patient selection in the mBC Clinical Trial and the Commercialization Plan, and (B) R-Pharm shall have the final decision making authority with respect to all matters involving the Compound or Product and not described in clause (A). Any decision to amend the Clinical Development Plan shall require the unanimous consent of the JDC.

d) Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JDC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JDC shall not have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 14.4 or compliance with which may only be waived as provided in Section 14.10.

e) Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JDC.

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4.	DEVELOPMENT AND REGULATORY

4.1 mBC Clinical Trial. The Parties shall’ collaborate with regard to a clinical trial to be conducted by OV using the Product and the DRP Biomarker for the treatment of patients with mBC, as more particularly described in the Clinical Development Plan (the “mBC Clinical Trial”).

4.2 Amendments to the Clinical Development Plan. Either Party, directly or through its representatives on the JDC, may propose amendments to the then-current Clinical Development Plan from time to time as appropriate, including to add additional clinical studies to the Clinical Development Plan (as more fully set forth in Section 4.10) or in light of changed circumstances. If approved by the JDC, the amended Clinical Development Plan shall become effective for the applicable period on the date approved by the JDC (or such other date as the JDC shall specify). Any JDC-approved amended Clinical Development Plan shall supersede the previous Clinical Development Plan for the applicable period. Notwithstanding the foregoing, in the event that the JDC does not approve a given amendment to the Clinical Development Plan, then the then-current Clinical Development Plan shall continue in effect without modification (i.e., no changes shall be made to the Clinical Development Plan unless and until agreed to by the JDC) such that only the activities set forth in the then-current Clinical Development Plan shall continue.

4.3 Development Costs. OV shall be solely responsible for one hundred percent (100%) of all costs of the mBC Clinical Trial and for all costs incurred by it and its Affiliates in connection with its Development of Product hereunder (and other activities related thereto as set forth in the Clinical Development Plan, including regulatory activities); provided that, to the extent required to be supplied in accordance with the Clinical Development Plan, R-Pharm shall supply, in accordance with this Agreement, the Product for the conduct of the mBC Clinical Trial at its cost. OV shall supply, in accordance with this Agreement, the DRP Biomarker for use in the mBC Clinical Trial at its own cost. In addition, R-Pharm may assist and cooperate with OV as OV may reasonably request from time to time in connection with the conduct of the mBC Clinical Trial (including in connection with any regulatory activities), and OV shall reimburse R-Pharm for its direct costs and for all its reasonable out-of-pocket expenses in connection therewith.

4.4 Conduct of the mBC Clinical Trial and the Clinical Development Plan.

a) Conduct. Subject to the terms and conditions of this Agreement and Clinical Development Plan, OV shall be responsible for operational execution and management of the mBC Clinical Trial. OV shall conduct the mBC Clinical Trial in accordance with this Agreement and the Clinical Development Plan.

b) Sponsor. OV shall act as the sponsor of the mBC Clinical Trial. OV shall be responsible for obtaining all necessary approvals and clearances, including IRB approvals and other Regulatory Approvals and customs clearances necessary for the conduct of the mBC Clinical Trial, and OV shall ensure that all such approvals and clearances are obtained prior to initiating performance of the mBC Clinical Trial. OV shall ensure that (i) the mBC Clinical Trial is performed in accordance with this Agreement, the Clinical Development Plan, and all Applicable Laws, including cGCP, (ii) Product administered under the mBC Clinical Trial is done so in accordance with the Clinical Development Plan, and (iii) all directions from any Regulatory Authority or ethics committee with jurisdiction over the mBC Clinical Trial are followed.

c) Consent Forms. OV shall prepare the patient informed consent form for the mBC Clinical Trial in consultation with R-Pharm. Any changes to such model form that relate to the Product shall be subject to R-Pharm’s written consent, not to be unreasonably withheld, conditioned, or delayed. R-Pharm will provide such consent, or a written explanation for why such consent is being withheld, within fifteen (15) Business Days after receiving OV’s request therefor. OV shall obtain all patient authorizations and consents for the mBC Clinical Trial, and OV shall ensure that all patient authorizations and consents in connection with the mBC Clinical Trial permit, in accordance with HIPAA, the EU Data Protection Directive or any other similar Applicable Law, sharing of mBC Clinical Trial Data with R-Pharm in accordance with this Agreement.

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d) Report. OV shall provide R-Pharm with (a) an electronic draft of the final clinical study report and the tables and listings (“mBC Clinical Trial Report”) for R-Pharm to provide comments to OV (which comments shall be provided within forty-five (45) days of receipt of the draft of the mBC Clinical Trial Report) and (b) a final version of the mBC Clinical Trial Report, in each case as soon as reasonably practicable following mBC Clinical Trial Completion. OV shall consider in good faith any comments provided by R-Pharm on the mBC Clinical Trial Report and shall not include any statements relating to the Product which have not been approved by R-Pharm. For purposes of the mBC Clinical Trial, “mBC Clinical Trial Completion” shall occur upon database lock of the mBC Clinical Trial.

e) Suspension. OV shall not suspend or cease the conduct of the mBC Clinical Trial (or any arm thereof) without the consent of the JDC.

f) Reports and Information. OV shall maintain reports and all related documentation in good scientific manner and in compliance with Applicable Law in connection with the mBC Clinical Trial. OV shall provide to R-Pharm all mBC Clinical Trial information and documentation reasonably requested by R-Pharm to (i) enable R-Pharm to comply with any of its legal or regulatory obligations, or any request by any Regulatory Authority, related to the Product, and (ii) determine whether the mBC Clinical Trial has been performed in accordance with this Agreement.

4.5 mBC Clinical Trial Data.

a) Ownership. mBC Clinical Trial Data will be owned by R-Pharm. In the event that OV exercises the Exclusive Option and the Parties have not executed a Re-Acquisition Agreement, all of R-Pharm’s right, title and interest in and to such mBC Clinical Trial Data shall be included in the exclusive license to OV. OV (on behalf of itself and its Affiliates) shall assign, and hereby assigns, to R-Pharm, its interest in and to such mBC Clinical Trial Data. At the request of R-Pharm, OV will execute such documents (including any necessary assignments) to effect such ownership of such mBC Clinical Trial Data.

b) Copies. OV shall provide to R-Pharm copies of all mBC Clinical Trial Data generated by or on behalf of OV in the conduct of the mBC Clinical Trial, in electronic form or other mutually agreeable alternate form on mutually agreeable timelines; provided, however, that a complete copy of the mBC Clinical Trial Data shall be provided to R-Pharm no later than forty-five (45) days following the completion of the mBC Clinical Trial. Such complete copy may be provided via providing access to the R-Pharm to its electronic database holding all such mBC Clinical Trial Data.

c) Restrictions on Use. OV shall not, without the prior written consent of R-Pharm, use the mBC Clinical Trial Data for any purpose other than: (i) to perform its obligations under this Agreement; (ii) to file and prosecute patent applications for DRP Biomarker Agreement IP, and enforce and defend any resulting patents in accordance with Article 8; (iii) as required by a Regulatory Authority or as may otherwise by required by Applicable Law; (iv) as may be necessary to comply with such Party’s internal policies and procedures with respect to pharmacovigilance and adverse event reporting; and (v) such other uses as consented by R-Pharm in writing.

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4.6 Regulatory Responsibility with respect to the mBC Clinical Trial.

a) Interactions. OV shall be responsible for taking the lead with all interactions with Regulatory Authorities (meetings, telephone, etc.) in a given country in the Territory and for other regulatory matters related to the mBC Clinical Trial in such country in the Territory as permitted by Applicable Law. R-Pharm shall be entitled to have reasonable representation (but no more than two people unless otherwise mutually agreed) present at all meetings or other substantive interactions with Regulatory Authorities (and OV shall provide notice to R-Pharm sufficiently in advance of any such meeting or interaction unless such advance notice is not possible due to the urgency of the situation, in which case OV shall inform R-Pharm of the content of such a meeting as soon as reasonably possible after the meeting has taken place).

b) Regulatory Submissions. OV shall be responsible for preparing all submissions, documents or other correspondence submitted to applicable Regulatory Authorities for the mBC Clinical Trial (collectively, the “Regulatory Submissions”). R-Pharm shall have the right to review, comment upon and approve (such approval not to be unreasonably withheld, conditioned, or delayed) all substantive Regulatory Submissions, which Regulatory Submissions shall be provided by OV to R-Pharm reasonably prior to submission thereof. OV shall consider R-Pharm’s comments to such Regulatory Submissions in good faith. OV shall obtain and maintain (including all routine maintenance) all investigational study applications for the mBC Clinical Trial, and all such applications, shall be in the name of R-Pharm (or its Affiliate).

c) mBC Clinical Trial Correspondence. With respect to the mBC Clinical Trial, OV shall (i) promptly provide to R-Pharm a copy of all substantive correspondence from any Regulatory Authority with respect to the mBC Clinical Trial related to the Product and (ii) promptly provide to R-Pharm a copy of final Regulatory Submissions related to the Product after submission thereof. In addition, OV shall keep R-Pharm informed regarding all regulatory matters related to the Product with respect to the mBC Clinical Trial.

d) Adverse Event Reporting. OV will be solely responsible for compliance with all Applicable Laws pertaining to safety reporting for the mBC Clinical Trial, and for holding and maintaining the safety database with respect to information on adverse events concerning the Product in the EU. As soon as reasonably practical after the Effective Date (but in all cases prior to the first dosing of the first patient in the mBC Clinical Trial) the Parties will enter into a Pharmacovigilance Agreement (in substantially the form attached hereto as Exhibit C}. to ensure the exchange of relevant safety data within appropriate timeframes and in appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations. The Pharmacovigilance Agreement will include safety data exchange procedures governing the coordination of collection, reporting, and exchange of information concerning any adverse experiences, pregnancy reports, and any other safety information arising from or related to the use of the Product and the DRP Biomarker in the mBC Clinical Trial, consistent with Applicable Law. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill local and international regulatory reporting obligations to Governmental Authorities.

4.7 Regulatory Documentation. All Regulatory Documentation (including all Regulatory Approvals) relating to the Product shall be owned by, and shall be the sole property and held in the name of, R-Pharm or its Affiliate or other designee. In furtherance of the foregoing, OV shall obtain all Regulatory Approvals of the Product (including Regulatory Exclusivities) in the name of R-Pharm; provided that to the extent Applicable Law in a country in the Territory requires any such Regulatory Approval to be held in the name of OV, OV shall hold such Regulatory Approval on behalf of and for the benefit of R-Pharm. To the extent in OV’s name, upon termination or expiration of this Agreement, OV will transfer and assign all Regulatory Documentation for the Product (and all data and documentation included in, referenced in, or filed therein support thereof) to R-Pharm or its designee.

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4.8 Exchange of Information following Exercise of the Exclusive Option. If OV has exercised its Exclusive Option and the Parties have not executed a Re-Acquisition Agreement, the terms and conditions of this Section 4.8 shall apply as of the Option Exercise Date:

a) Transfer. As soon as reasonably practicable following the Option Exercise Date and payment of the Option Exercise Payment, R-Pharm shall disclose and provide to OV all Regulatory Documentation in the Control of R-Pharm that solely relates to the Product reasonably necessary for the Development or Commercialization thereof and that R-Pharm has not previously provided to OV pursuant to this Agreement. For the avoidance of doubt, all such Regulatory Documentation shall remain the sole and exclusive property of R-Pharm.

b) Assistance. At the request of OV, R-Pharm shall provide OV (and its designees) with assistance as reasonably requested by OV to effectuate the transfer to, and implementation and use by, OV of the information, documentation and materials set forth in Section 4.8a), in each case in a timely manner. OV shall reimburse R-Pharm for its direct costs and for all its reasonable out-of-pocket expenses in connection with such assistance.

4.9 Regulatory Matters following Exercise of the Exclusive Option. If OV has exercised its Exclusive Option and the Parties have not executed a Re-Acquisition Agreement, the terms and conditions of this Section 4.9 shall apply as of the Option Exercise Date:

a) Regulatory Activities. As between the Parties, OV shall have the primary responsibility to (i) prepare, obtain, and maintain Drug Approval Applications, Regulatory Approvals and other regulatory submissions and applications for the Product in the Field in the Territory, and (ii) conduct communications with Regulatory Authorities for the Product in the Field in the Territory. OV shall promptly notify R-Pharm of any material filings made regarding Regulatory Approval of the Product in the Territory and of receipt of Regulatory Approval of Product in any country in the Territory. OV shall provide R-Pharm final drafts of any such material filings for R-Pharm’s review and comment, and OV shall consider in good faith any such comments of R-Pharm. All Regulatory Documentation (including all Regulatory Approvals) relating to Product in the Field in the Territory shall be owned by, and shall be the sole property and held in the name of, OV or its Affiliate.

b) Interactions with Regulatory Authorities. As between the Parties, OV shall have the primary responsibility to communicate and otherwise interact with Regulatory Authorities with respect to the Product in the Field in the Territory, including with respect to any Drug Approval Applications and other Regulatory Approvals in connection therewith. OV shall provide R-Pharm with (a) access to or copies of all material written or electronic correspondence relating to the Development or Commercialization of the Product received by OV from the Regulatory Authorities, and (b) copies of all meeting minutes and summaries of all meetings, conferences, and discussions held by OV with the Regulatory Authorities, in each case ((a) and (b)) within fifteen (I 5) Business Days of its receipt or production of the foregoing, as applicable. If such written or electronic correspondence received from any such Regulatory Authority relates to the withdrawal, suspension, or revocation of a Regulatory Approval for the Product in the Territory, or the initiation of any investigation, review, or inquiry by such Regulatory Authority concerning the safety of the Product, then OV shall notify R-Pharm and provide R-Pharm with copies of such written or electronic correspondence as soon as practicable, but not later than two (2) Business Days after receipt of such correspondence.

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4.10 Additional Clinical Trials. Subject to the terms of this Section 4.10, during the Option Period, OV will have the right to propose amendments to the Clinical Development Plan to include additional clinical trials using the Product and the DRP Biomarker for the treatment of patients with mBC. If OV desires to conduct any such additional clinical trial, it will notify the JDC in writing, and discuss such additional clinical trial with R-Pharm at the JDC and provide the JDC any information reasonably requested by the JDC related to such additional clinical trial. The JDC will consider in good faith any such proposal for an additional clinical trial, and if, and only if, the JDC approves to amend the Clinical Development Plan to include such additional clinical trial, OV may thereafter conduct such additional clinical trial (but subject to the terms and conditions imposed by the JDC as part of the JDC’s approval of the additional clinical trial). In all cases, OV shall keep the JDC updated with respect to all such additional clinical trials (including the results generated therefrom) at each meeting of the JDC, and shall provide to R-Pharm such other information with respect to any such additional clinical trial as reasonably requested by R-Pharm.

4.11 Global Safety Database. R-Pharm shall hold and maintain the global safety database for the Product with respect to information on adverse events concerning the Product, as and to the extent required by Applicable Law.

5.	COMMERCIALIZATION

5.1 General. In the event that OV has exercised its Exclusive Option and the Parties have not executed a Re-Acquisition Agreement, OV (and its Affiliates), either itself or with or through Third Party(ies), shall be solely responsible for Commercializing the Product in each country in the Territory in accordance with the Commercialization Plan and this Agreement.

5.2 Diligence. In the event that OV has exercised its Exclusive Option and the Parties have not executed a Re-Acquisition Agreement, and following receipt of all applicable Regulatory Approvals, OV (itself or with or through its Affiliates) shall use Commercially Reasonable Efforts to Commercialize the Product in the Field in the Territory.

5.3 Commercialization Plan and Information.

a) Commercialization Plan. No later than thirty (30) days following the initiation of pivotal clinical trial designed to generate data sufficient to file a Drug Approval Application for the Product in the Field in the Territory, and on an annual basis thereafter, OV shall develop and submit to the JDC for its review, comment and approval a reasonable written plan that summarizes the material Commercialization activities to be undertaken with respect to the Product in the Field in the Territory for the following Calendar Year (each, a “Commercialization Plan”). Each Commercialization Plan shall contain a three (3)-year rolling annual plan for the Commercialization of the Product.

b) Specific Commercialization Obligations. In connection with the Commercialization of the Product in the Territory, OV shall use Commercially Reasonable Efforts to launch the Product in each country (or other regulatory jurisdiction) after all applicable Regulatory Approvals for the Product in such country (or other regulatory jurisdiction) have been obtained.

5.4 Reports. OV shall provide R-Pharm with a summary of any material Commercialization matters resulting from OV’s Commercialization of the Product (including, subject to confidentiality obligations to a Third Party, a summary of material Commercialization matters in connection with the Commercialization of the Product) under this Agreement.

5.5 Compliance. OV shall, in Commercializing the Product, comply with all Applicable Laws as well as all applicable Regulatory Approvals for the Product.

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5.6 Pricing. OV shall have the right, in consultation with R-Pharm through the JDC, to establish and modify the terms and conditions with respect to the sale of the Product in the Territory, including any terms and conditions relating to the price (including discounts and rebates) at which the Product will be sold in any country in the Territory.

5.7 Commercialization Data. OV shall own all marketing and sales data and information resulting from the Commercialization of the Product in the Field in the Territory (the “Commercialization Data”). Upon request from R-Pharm, OV shall provide to R-Pharm a copy of such Commercialization Data. R-Pharm shall have the irrevocable right and license to use all Commercialization Data (and the right to grant its Affiliates and Third Parties the right to use such Commercialization Data) in connection with the exercise of its rights and performance of its obligations with respect to the Product under this Agreement.

5.8 Commercialization Progress Updates. OV shall provide R-Pharm with a summary of any material Commercialization matters resulting from OV’s Commercialization of the Product (including, subject to confidentiality obligations to a Third Party, a summary of material Commercialization matters in connection with the Commercialization of the Product) under this Agreement.

6.	SUPPLY

6.1 Supply of Product for the mBC Clinical Trial.

a) Supply. R-Pharm will, either itself or through its Affiliates, use Commercially Reasonable Efforts to provide OV such quantities of existing, unexpired, clinical grade stock of Product sufficient to enable OV’s conduct of the mBC Clinical Trial in accordance with the Clinical Development Plan.

b) Cost. The supply of Product by R-Pharm for the mBC Clinical Trial shall be at no cost to OV.

c) Additional Supply of Product. To the extent OV requires from R-Pharm any stock of Product for any additional clinical trials for the treatment of patients with mBC, and if the JDC approves to amend the Clinical Development Plan to include such additional clinical trials, R-Pharm will, either itself or through its Affiliates, use Commercially Reasonable Efforts to provide OV, at a cost of twenty percent (20%) above manufacturing cost (to the extent a Third Party manufactures Product for R-Pharm, the manufacturing cost shall be the acquisition cost (including compliance and freight cost required to release and deliver Product)), as adjusted for foreign currency exchange, such quantities of existing, unexpired, clinical grade stock of Product sufficient to enable OV’s conduct of such additional clinical trials. If OV elects to exercise its Exclusive Option and the Parties have not executed a Re-Acquisition Agreement, following receipt of Regulatory Approval in the Territory, to the extent OV requires from R-Pharm any stock of Product for post-approval marketing and commercial sale in the Field in the Territory, the Parties would need to negotiate a separate supply agreement pursuant to which R-Pharm would sell, at a cost of thirty percent (30%) above manufacturing cost (to the extent a Third Party manufactures Product for R-Pharm, the manufacturing cost shall be the acquisition cost (including compliance and freight cost required to release and deliver Product)), as adjusted for foreign currency exchange, and OV would purchase, such Product for post-approval marketing and commercial sale in the Field in the Territory.

6.2 Provision of Product.

a) Delivery; Storage. R-Pharm will deliver the Product to OV EXW (INCOTERMS 2010) at R-Pharm’s manufacturing facility as specified by OV in writing (“Delivery”). Risk of loss for the Product shall transfer from R-Pharm to OV at Delivery. All costs associated with the subsequent transportation, warehousing and distribution of Product shall be borne by OV. OV will: (i) take delivery of the Product supplied hereunder; (ii) warehouse and promptly ship the supplied Product to the Clinical Trial sites, in compliance with cGMP, cGCP and other Applicable Law ; and (iii) provide, from time to time at the reasonable request of R-Pharm, the following information to R-Pharm: any applicable chain of custody forms, in transport temperature recorder(s), records and receipt verification documentation, such other transport or storage documentation as may be reasonably requested by R-Pharm, and usage and inventory reconciliation documentation related to such Product.

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b) DRP Biomarker. OV shall be solely responsible, at its own cost, for manufacturing and supplying (including acceptance and release testing) the DRP Biomarker for the mBC Clinical Trial in accordance with the Clinical Development Plan, and the subsequent handling, storage, transportation, warehousing and distribution of such DRP Biomarker. OV shall ensure that all such activities are conducted in compliance with cGMP, cGCP and other Applicable Law.

6.3 Use, Handling and Storage. OV shall (i) use the Product supplied hereunder solely for purposes of performing the mBC Clinical Trial; (ii) not use the Product supplied hereunder in any manner inconsistent with this Agreement; and (iii) use, store, transport, handle and dispose of all Product supplied hereunder in compliance with Applicable Law and all reasonable instructions of R-Pharm consistently applied.

6.4 Records for the Product. OV will keep complete and accurate records pertaining to its use and disposition of the Product (including its storage, shipping (cold chain) and chain of custody activities) and, upon request of R-Pharm, will make such records reasonably available for review by R-Pharm for the purpose of conducting investigations for the determination of Product safety or efficacy and such OV’s compliance with this Agreement with respect such Product.

7.	PAYMENTS

7.1 Initial Payments.

a) Upfront Payment. In consideration of the Exclusive Option granted to OV and the rights granted hereunder and the transfer of inventory of Product by R-Pharm to OV pursuant to Section 6.la), OV shall pay R-Pharm a non-refundable, non-creditable option fee equal to [***] (the “Option Fee”), which shall be due on or before December 1, 2018.

b) Anniversary Payment. OV shall pay R-Pharm a non-refundable, non-creditable fee equal to [***], which shall be paid by OV to R-Pharm on or before March 1, 2020.

7.2 Option Exercise Payment. In partial consideration of the rights granted under this Agreement, upon the terms and conditions contained here, in the event OV elects to exercise the Exclusive Option following the expiration of the R-Pharm Option Term (where R-Pharm has not entered into a Reacquistion Agreement) in accordance with Section 2.2, OV shall pay R-Pharm a non-refundable, non-creditable payment of [***], which shall be paid by OV to R-Pharm within thirty (30) days of the Option Exercise Date.

7.3 Milestones Payments. As additional consideration for the grant of rights under this Agreement, and on the terms and subject to the conditions set forth herein, in the event that the following milestone events (each a “Milestone Event” and collectively, the “Milestone Events”) are achieved by OV, its Affiliates, or permitted sublicensees following the expiration of the R-Pharm Option Term (where R-Pharm has not entered into a Reacquistion Agreement), then OV shall notify R-Pharm thereof in writing within five (5) Business Days (and R-Pharm shall promptly issue an invoice for the applicable Milestone Payment), and OV shall pay to R-Pharm the corresponding milestone payment associated with the applicable Milestone Event as set forth below (each a “Milestone Payment” and collectively the “Milestone Payments”) within thirty (30) days of receipt of an invoice issued by R-Pharm in respect of such Milestone Payment.

a) Upon receipt of Regulatory Approval for the Product for the treatment of the first Indication in the first country in the Territory, [***]; and

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b) Upon receipt of Regulatory Approval for the Product for the treatment of each additional Indication in the first country in the Territory for each such additional Indication, [***] for each such Indication.

7.4 Royalties. If OV has exercised its Exclusive Option and the Parties have not executed a Re-Acquisition Agreement, the terms and conditions of this Section 7.4 shall apply as of the Option Exercise Date.

a) Royalty Rates. As further consideration for the rights granted to OV hereunder, commencing upon the First Commercial Sale of the Product in the Territory, during the Royalty Term on a country-by-country basis, OV shall pay to R-Pharm a royalty on Net Sales of Product in the Territory in a given Calendar Year at the applicable royalty rates set forth below:

Annual Net Sales of the Product in the Territory in a given Calendar Year	Applicable Royalty Rate (Percentage of Net Sales)
Portion of annual Net Sales of Product in a given Calendar Year up to and including thirty million Dollars ($30,000,000.00)	[***]
Portion of annual Net Sales of Product in a given Calendar Year over thirty million Dollars ($30,000,000.00)	[***]

b) Royalty Reductions.

(i) Third Party Intellectual Property. In the event that OV enters into an agreement with a Third Party after the Effective Date in order to obtain a license or right under a Patent, Know-How or other intellectual property right owned or controlled by such Third Party that is necessary to Commercialize Product in a country in the Territory, then OV shall be entitled to deduct from the royalties payable hereunder [***] of the royalties paid to such Third Party pursuant to any such agreement.

(ii) Generic Products. In the event that in any country or other jurisdiction in the Territory during the Royalty Term for a Product unit volume of all Generic Products in such country or other jurisdiction in a calendar quarter equal or exceed [***] of the sum of unit volume of such Product and all Generic Products in such country or other jurisdiction, then, for each such country or other jurisdiction , the royalties payable to R-Pharm for the Net Sales of such Product in such country or other jurisdiction shall be reduced by [***] of the applicable royalty rate(s) set forth in Section 7.4a) for such Calendar Quarter. Unless otherwise agreed by the Parties, the unit volumes of each Generic Product sold during a Calendar Quarter shall be as reported by IMS America Ltd. or any successor or any other independent sales auditing firm reasonably agreed upon by the Parties.

(iii) Cumulative Reductions Floor. In no event will the royalty payable to R- Pharm pursuant to Section 7.4 be reduced below [***].

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7.5 Sublicense Income. OV shall pay to R-Pharm [***] of any Sublicense Income within ninety (90) days of the end of each calendar quarter in which OV or any of its Affiliates receives any Sublicense Income.

7.6 Payments and Reports. OV shall calculate all amounts payable to R-Pharm pursuant to Section 7.4 and Section 7.5 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 7.7. OV shall pay to R-Pharm the amounts due with respect to a given Calendar Quarter within ninety (90) days after the end of such Calendar Quarter. Each payment due to R-Pharm shall be accompanied by, at a minimum, showing on a country-by-country basis, (a) a statement of the amount of gross sales of each Product in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and the number of each Product sold, (b) an itemized calculation of Net Sales (deductions provided for in the definition of “Net Sales”) during such Calendar Quarter, and (c) a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter. Without limiting the generality of the foregoing, OV shall require its Affiliates and permitted sublicensees to account for its Net Sales in the Territory and Sublicense Income and to provide such reports with respect thereto as if such sales were made by OV.

7.7 Currency Conversion. All payments to a Party hereunder shall be made in Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales or Sublicense Income expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents, calculated using the applicable currency conversion as published by The Wall Street Journal, Eastern Edition, as of the last business day of the Calendar Quarter in which such expense or revenue was recorded in accordance with generally accepted accounting principles in the United States by such Party.

7.8 Withholding Taxes. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority and deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. In the event that a government authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Amount”), the Withholding Party will have the right (a) to offset the Amount against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for the Amount (which shall be payable by the other Party within sixty (60) days of its receipt of such invoice) or (c) to pursue reimbursement of the Amount by any other available remedy.

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7.9 Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within forty-five (45) days of receipt.

7.10 Records and Audits. During the Term and for a period of three years thereafter, OV shall keep (and shall cause its Affiliates and permitted sublicensees to keep) complete and accurate records pertaining to the purchase, storage, sale, or other disposition of the Product and sublicensing in sufficient detail to permit R-Pharm to confirm the accuracy of all payments due hereunder. R-Pharm shall have the right to audit such records to confirm payments. Such audits may be exercised during normal business hours upon reasonable prior written notice to OV. If such audit identifies a deficiency, OV shall pay R-Pharm the amount of the deficiency plus interest per Section 7.11, within 30 days of the date R-Pharm delivers to OV a written report reflecting the results of such audit. R-Pharm shall bear the full cost of such audit unless such audit discloses an underpayment by OV, in which case, OV shall bear the full cost of such audit and shall remit to R-Pharm payment for the costs of such audit within 30 days of invoice receipt.

7.11 Late Payments. If any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due until payment is received, at the rate of one-month London Inter-Bank Offering Rate plus [***] as set by the British Bankers Association as of the due date; provided, however, that in no event shall such rate exceed the maximum annual interest rate allowable by applicable law. The payment of such interest shall not limit either Party from exercising any other rights it may have as a consequence of the lateness of any payment.

8.	INTELLECTUAL PROPERTY

8.1 Ownership.

a) Background IP. All Background IP shall be and remain exclusively the property of the Party that made or acquired such Background IP.

b) Agreement IP.

(i) Compound Agreement IP. R-Pharm shall exclusively own all right, title and interest in and to all Agreement IP that is an improvement, modification or is otherwise related to any R-Pharm Background IP or the Compound or the Product or its manufacture or use but not the DRP Biomarker Agreement IP (“Compound Agreement IP”). OV shall promptly disclose to R-Pharm all Compound Agreement IP that is conceived, discovered, developed or otherwise made by OV, its Affiliates, and permitted sublicensees, and its and their agents and subcontractors. OV hereby assigns, and shall cause its Affiliates, and permitted sublicensees and its and their agent and subcontractors to assign, to R-Pharm the entire right, title and interest in and to all Compound Agreement IP. R-Pharm shall have the exclusive right to prepare applications for, prosecute, maintain and defend, at its own costs, the Compound Agreement IP. OV shall reasonably assist and cooperate with R-Pharm at R-Pharm’s expense in perfecting, maintaining, defending and enforcing the rights granted to R-Pharm in this Section 8b)(i), including the provision of any requested documentation necessary for prosecution or maintenance of patents claiming such Compound Agreement IP, and the execution of any required documents therefor. OV shall not file any patent applications claiming, or amend any patent applications to claim, any Compound Agreement IP.

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(ii) DRP Biomarker Agreement IP. OV shall exclusively own all right, title and interest in and to all Agreement IP that is an improvement, modification or is otherwise specifically related to the DRP Biomarker or its manufacture (“DRP Biomarker Agreement IP”). R-Pharm shall promptly disclose to OV all DRP Biomarker Agreement IP that is conceived, discovered, developed or otherwise made by R-Pharm, its Affiliates, and permitted sublicensees, and its and their agents and subcontractors. R-Pharm hereby assigns, and shall cause its Affiliates, and permitted sublicensees and its and their agent and subcontractors to assign, to OV the entire right, title and interest in and to all DRP Biomarker Agreement IP. OV shall have the exclusive right to prepare applications for, prosecute, maintain and defend, at its own costs, the DRP Biomarker Agreement IP. R-Pharm shall reasonably assist and cooperate with OV at OV’s expense in perfecting, maintaining, defending and enforcing the rights granted to OV in this Section 8b)(ii), including the provision of any requested documentation necessary for prosecution or maintenance of patents claiming such DRP Biomarker Agreement IP, and the execution of any required documents therefor. R-Pharm shall not file any patent applications claiming, or amend any patent applications to claim, any DRP Biomarker Agreement IP.

(iii) Sole Agreement IP. As between the Parties, each Party shall own and retain all right, title and interest in and to any Agreement IP other than Compound Agreement IP or DRP Biomarker Agreement IP that is conceived, discovered, developed or otherwise made solely by or on behalf of such Party or its Affiliates or, its permitted sublicensees, and its and their agents and subcontractors.

(iv) Joint Agreement IP. As between the Parties, the Parties shall each own an equal, undivided interest in and to any Agreement IP other than Compound Agreement IP or DRP Biomarker Agreement IP that is conceived, discovered, developed or otherwise made jointly by or on behalf of R-Pharm or its Affiliates and its and their agents and subcontractors, on the one hand, and OV or its Affiliates, permitted sublicensees and its and their agents and subcontractors, on the other hand (“Joint Agreement IP”). Each Party shall promptly disclose to the other Party any Joint Agreement IP of which it becomes aware. Each Party shall have the right to make, have made, use, sell, offer for sale, import and otherwise exploit the Joint Agreement IP without the consent of or accounting to the other Party, subject to the exclusive license grants contemplated in this Agreement.

8.2 Prosecution, Maintenance and Enforcement. R-Pharm shall have the exclusive right to prepare applications for, prosecute, maintain, defend, and enforce, at its own costs, the R-Pharm Know How, Compound Agreement IP and any other Agreement IP solely owned by R-Pharm. OV shall have the exclusive right to prepare applications for, prosecute, maintain, defend, and enforce, at its own costs, any Agreement IP solely owned by OV. The Parties shall work in good faith to coordinate the prosecution, maintenance, defense, and enforcement of any Joint Agreement IP.

9.	COMPLIANCE MATTERS

9.1 General. In conducting its activities hereunder, each Party shall comply in all respects with Applicable Law and accepted pharmaceutical industry business practices, including, if and to the extent applicable to the respective Party or its activities hereunder, the FFDCA, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), comparable state statutes, the regulations promulgated under all such statutes, and the regulations issued by the FDA or other applicable Governmental Authority. Each Party shall promptly notify the other Party in writing if it becomes aware of any material deviations from Applicable Law with respect to activities under this Agreement.

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9.2 Debarment and Other Violations. OV shall not employ or subcontract with any Person that is excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible for government programs for the performance of the mBC Clinical Trial or any other activities under this Agreement. OV hereby certifies that it has not employed or otherwise used in any capacity and will not employ or otherwise use in any capacity, the services of any Person suspended or debarred under United States law, including 21 USC 335a, or any foreign equivalent thereof, in performing any portion of the mBC Clinical Trial or other activities under this Agreement and that OV has, as of the Effective Date, screened itself, and its officers and directors, against the Exclusions Lists and that it has informed R-Pharm whether it or any of its officers or directors is in Violation. OV shall notify R-Pharm in writing immediately if any such suspension debarment or Violation occurs or comes to its attention with respect to any Person performing activities under this Agreement, and shall, with respect to any Person so suspended, debarred or in Violation, promptly remove such Person from performing activities, function or capacity related to the mBC Clinical Trial or otherwise related to activities under this Agreement.

9.3 Anti-Corruption. In conducting its respective activities hereunder, OV has not taken and will not during the Term, take any action directly or indirectly to offer, pay, or authorize such offer or payment, of money or anything of value (hereinafter collectively referred as a “Payment”) to improperly or corruptly seek to influence any Government Official where such Payment would constitute a violation of any Applicable Law, and has not accepted, and will not accept in the future any such Payments. In addition, regardless of legality, OV shall not make any Payment either directly or indirectly to Government Officials if such Payment is for the purpose of influencing decisions or actions or otherwise gaining an improper business advantage with respect to the subject matter of this Agreement. OV shall not contact, or otherwise knowingly meet with, any Government Official for the purpose of discussing activities arising out of or in connection with this Agreement, without the prior written approval of the other Party, except where such meeting is consistent with the purpose and terms of this Agreement and in compliance with Applicable Law.

10.	CONFIDENTIALITY

10.1 Confidential Information. During the Term, either Party (the “Disclosing Party”) may from time to time furnish the other Party (the “Receiving Party”) with Confidential Information. The “R-Pharm Confidential Information” means any and all Confidential Information for which R-Pharm is the Disclosing Party and OV the Receiving Party hereunder. The “OV Confidential Information” means any and all Confidential Information for which OV is the Disclosing Party and R-Pharm the Receiving Party hereunder.

10.2 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that for the Term and for seven (7) years thereafter, the Receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose any Confidential Information of the Disclosing Party except pursuant to this Agreement.

10.3 Exclusions. Notwithstanding anything herein to the contrary, the obligations of confidentiality and nonuse under this Article 10 applicable to Confidential Information hereunder shall not apply to information that:

a) at the time of disclosure, is known publicly or thereafter becomes known publicly through no fault of the Receiving Party, its Affiliates or agents;

b) is disclosed to the Receiving Party on a non-confidential basis by a Third Party that is not legally prohibited from disclosing such information;

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c) was developed by the Receiving Party independently of information obtained from the Disclosing Party, as shown by the Receiving Party’s prior written records;

d) was already known to the Receiving Party before receipt from the Disclosing Party, as shown by the Receiving Party’s prior written records; provided that the foregoing shall not apply with respect to Confidential Information in possession of the Receiving Party prior to the Effective Date, but transferred to the Disclosing Party pursuant to this Agreement; or

e) is released with the prior written consent of the Disclosing Party.

10.4 Permitted Disclosures.

a) General. Notwithstanding the provisions of Section 10.2 and subject to Section 10.4b), each Receiving Party may disclose the Disclosing Party’s Confidential Information (a) to the Receiving Party’s employees, consultants, Affiliates, agents, or contractors who are bound by obligations relating to confidentiality at least as restrictive of those contained herein and who have a need to know such information in connection with the Receiving Party’s performance of its obligations or practice of its rights under this Agreement, (b) to Regulatory Authorities or other Governmental Authorities in connection with Drug Approval Applications or Regulatory Approvals in accordance with this Agreement, or (c) to Regulatory Authorities or other Governmental Authorities to obtain Patents in accordance with this Agreement.

b) Certain Additional Disclosures. Notwithstanding the provisions of Section 10.2, either Party may disclose mBC Clinical Trial Data and OV Confidential Information to Third Parties as may be necessary in connection with such Party’s evaluation of a potential or actual investment or acquisition of such Party; provided that any Third Party receiving such disclosure shall be subject to obligations of confidentiality and non-use with respect to such mBC Clinical Trial Data and such OV Confidential Information consistent with industry standards.

10.5 Terms of Agreement. The terms of this Agreement shall be deemed to be the Confidential Information of both Parties, and neither Party may disclose such Confidential Information except as otherwise set forth in this Article 10. In addition, either Party may disclose the terms of this Agreement on a need-to-know basis to such Party’s legal, accounting and financial advisors; provided that in each case the Person to whom the terms of this Agreement is to be disclosed agrees in writing to be subject to obligations of confidentiality and non-use with respect to such Confidential Information consistent with industry standards.

10.6 Mandatory Disclosure.

a) Notification and Consultation. In the event that the Receiving Party is required by Applicable Law (including regulations applicable to the public sale of securities) or by court order or judicial or administrative process or by the requirements of a securities exchange on which the securities of such Party (or its Affiliate) are listed, to disclose any part of the Disclosing Party’s Confidential Information (including the terms of this Agreement), the Receiving Party shall (a) promptly notify the Disclosing Party of each such requirement and identify the documents so required thereby, so that the Disclosing Party may seek or request the Receiving Party to seek an appropriate protective order, confidential treatment or other remedy or waive compliance by the Receiving Party with the provisions of this Agreement and (b) consult with the Disclosing Party oil the advisability of taking legally available steps to resist or narrow the scope of such requirement and cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure.

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b) Limited Disclosure. If, in the absence of such a protective order, confidential treatment request, other remedy or waiver by the Disclosing Party, the Receiving Party is nonetheless required to disclose any part of the Disclosing Party’s Confidential Information or any material terms or conditions of this Agreement, the Receiving Party may disclose such Confidential Information (including the terms of this Agreement), except that the Receiving Party shall furnish only that portion of the Confidential Information (including the terms of this Agreement) that is legally required; provided that if this Agreement is required to be publicly filed, the Parties shall reasonably agree on a redacted version to be publicly filed.

10.7 Injunctive Relief. Each Party shall be entitled to seek injunctive relief to enforce the terms of this Article 10.

11.	TERM AND TERMINATION

11.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and expire upon the later of (i) the expiration of the Option Period as extended by the R-Pharm Option Term; or (ii) if OV has exercised its Exclusive Option and the Parties have not executed a Re-Acquisition Agreement, the expiration of the Royalty Term unless earlier terminated pursuant to Section 11 (the “Term”).

11.2 Termination by OV. Upon ninety (90) days written notice to R-Pharm, OV may elect to terminate this Agreement for any reason in its sole discretion.

11.3 Termination for Failure to Exercise the Exclusive Option. If OV fails to provide the Option Request Notice before the expiration of the Option Period, then the Exclusive Option shall expire and this Agreement will terminate upon the expiration of the Option Period.

11.4 Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party does not dispute that it has committed a material breach of this Agreement, then if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within ninety (90) days (or thirty (30) days payment-related breaches) after receipt of the Default Notice (provided that if such cure cannot reasonably be achieved within such ninety- (90-) (or thirty- (30-), as applicable) day period, then such ninety- (90-) (or thirty- (30-), as applicable) day period shall be automatically extended for an additional ninety (90) days), the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it has materially breached this Agreement, the dispute shall be resolved pursuant to Section 14.14. If, as a result of the application of such dispute resolution procedures, the Breaching Party is finally determined to be in material breach of this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to cure such material breach within ninety (90) days (or thirty (30) days payment-related breaches) after such Adverse Ruling (or such longer period as established by the courts in such final determination), then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.

11.5 Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws or files a request for bankruptcy under any bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (d) proposes or is a party to any dissolution or liquidation, (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within ninety (90) days of the filing thereof, or (f) admits in writing its inability generally to meet its obligations as they fall due in the general course (each of the foregoing (a) through (f), an “Insolvency Event”), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

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11.6 Effects of Termination. In the event of any termination of this Agreement, then:

a) all rights and licenses granted by each Party to the other Party hereunder shall immediately terminate;

b) each Party and its Affiliates shall promptly return to the other Party or destroy any Confidential Information of the other Party furnished to the receiving Party by the other Party, except that the receiving Party shall have the right to retain one copy for record keeping purposes; and

c) in the event that this Agreement is terminated by R-Pharm pursuant to Section 11.4 or 11.5 or by OV pursuant to Section 11.2, at the written request of R-Pharm, which must be delivered within ninety (90) days after the termination of this Agreement:

(i) OV shall and hereby does assign to R-Pharm, to the extent it is legally permitted to do so, any material Regulatory Documentation and any other Regulatory Approvals for the Product, in each case, owned by OV (or any of its Affiliates) as of the effective date of termination and that are solely and exclusively related to the Product, and to the extent it is not legally permitted to do so, OV shall and hereby does grant to R-Pharm an exclusive “right of reference” (as defined in US FDA 21 CFR 314.3(b)) or similar “right of reference” (as defined in applicable regulations in the relevant jurisdiction) with respect to such Regulatory Documentation and other Regulatory Approvals. OV shall and hereby does grant to R-Pharm a non-exclusive “right of reference” (as defined in US FDA 21 CFR 314.3(b)) or similar “right of reference” (as defined in applicable regulations in the relevant jurisdiction) with respect to such Regulatory Documentation and other Regulatory Approvals that are necessary for R-Pharm’s development and commercialization of the Product but that are not solely and exclusively related to the Product;

(ii) OV shall and hereby does grant to R-Pharm a non-exclusive, world-wide, fully paid-up, royalty-free license, with the right to grant and authorize sublicenses, under the Patents and Know-How Controlled by OV as of the effective date of termination that (i) were actually used by OV in the Development of the Product hereunder, (ii) are solely and exclusively related to Product, and (iii) are necessary for the continued Development of such Product (in the form that such Product was being Developed by OV as of the effective date of termination) for use in the Field (collectively, the “Terminated Product Technology”), to research, develop, make, have made, use, offer to sell, sell, import, export or otherwise exploit Product (in the form that such Product was being Developed by OV as of the effective date of termination) in the Field in the Territory; and

(iii) If OV was conducting (i) an ongoing clinical trial of the Product or (ii) the mBC Clinical Trial as of the effective date of termination, then R-Pharm may notify OV in writing (prior to the effective date of termination of this Agreement) that it will continue such clinical trial, in which case, the Parties shall negotiate in good faith and mutually agree on an agreement setting forth the terms and conditions, under which R-Pharm will continue such clinical trial.

11.7 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

11.8 Survival. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 7.7, 7.8, 7.9, 7.10, 7.11, 11.6, and 11.7 and this Section 11.8, and Articles l (to the extent used in any surviving provisions), and 8, 10, 13 and 14 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

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12.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

12.1 Mutual Representations and Warranties. Each Party represents and warrants to the other as of the Effective Date that:

a) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

b) it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate actions required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

c) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

d) all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

e) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any other agreement to which it is a party; or (iii) violate any law; and

f) except as otherwise provided herein, neither Party nor any of its respective Affiliates has, and neither will during the Term, enter into agreements or grant any right, title or interest to any Person that is inconsistent with the rights and licenses granted to the other Party under this Agreement.

12.2 Additional Representations, Warranties and Covenants of R-Pharm. R-Pharm further warrants and represents to OV as of the Effective Date as follows: R-Pharm owns, Controls, and/or has the right to provide the copies of the Existing Regulatory Documentation and transfer the Compound to OV hereunder and it not aware of any pending, imminent, or threatened litigation or dispute relating to such Existing Regulatory Documentation and Compound;

13.	INDEMNIFICATION.

13.1 Indemnification Obligations of R-Pharm. R-Pharm shall indemnify and hold OV, its Affiliates and its respective officers, directors, agents and employees (“OV Indemnitees”) harmless from and against any and all losses, damages, liabilities, penalties, costs, and expenses (collectively, “Losses”) arising out of or resulting from any claim, demand, action, suit or proceeding of Third Parties (collectively, “Third Party Claims”) against or incurred by the OV Indemnitees to the extent arising or resulting from:

a) any breach of any representation or warranty of R-Pharm set forth in this Agreement;

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b) any breach of any covenant, agreement or undertaking made by R-Pharm in this Agreement; or

c) the willful misconduct of R-Pharm or its Affiliates or its or their respective directors, officers, employees and agents, in connection with R-Pharm’s performance of its obligations or exercise of its rights under this Agreement;

d) provided however that, such indemnity shall not apply (i) to any actual violation by OV or its Affiliates of Applicable Law after the Effective Date, or (ii) to the extent OV has an indemnification obligation pursuant to Section 13.2.

13.2 Indemnification Obligations of OV. OV shall indemnify and hold R-Pharm, its Affiliates and their respective officers, directors, agents and employees (“R-Pharm Indemnitees”) harmless from and against any and all Losses arising out of or resulting from any Third Party Claims against or incurred by the R-Pharm Indemnitees to the extent arising or resulting from:

a) any breach of any representation or warranty ofOV set forth in this Agreement;

b) any breach of any covenant, agreement or undertaking made by OV in this Agreement; or

c) the willful misconduct of OV or its Affiliates or its or their respective directors, officers, employees and agents, in connection with OV’s performance of its obligations or exercise of its rights under this Agreement;

d) provided however that, such indemnity shall not apply (i) to any actual violation by R-Pharm or its Affiliates of Applicable Law after the Effective Date, (ii) to the extent R-Pharm has an indemnification obligation pursuant to Section 13.1.

13.3 Indemnification Procedure.

a) For the avoidance of doubt, all Third Party Claims in respect of a R-Pharm Indemnitee or OV Indemnitee shall be made solely by R-Pharm or OV, respectively.

b) A Party seeking indemnification hereunder (“Indemnified Party”) shall give the other Party (“Indemnifying Party”) prompt written notice (“Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 13, but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve the relevant claims is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of any Third Party Claims and Losses.

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c) If the Litigation Conditions are satisfied, then the Indemnifying Party shall have the right to assume and control the defense of the Third Party Claim, at its own expense with counsel selected by it and reasonably acceptable to the Indemnified Party, by delivering written notice of its assumption of such defense to the Indemnitee within twenty (20) days of its receipt of notice of such Third Party Claim from the Indemnified Party (but the Indemnifying Party shall in any event have the right to assume and control the defense of a Third Party Claim that initially sought injunctive relief (including a declaratory judgment) when the only remaining dispute in such matter is the determination of non-injunctive relief or when the only remaining relief sought by the Third Party in such matter is non-injunctive relief, whichever is first); provided, however, that the Indemnified Party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if (a) representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflict of interests between such Indemnified Party and Indemnifying Party, (b) the Indemnifying Party has failed within a reasonable time to retain counsel, (c) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, or (d) at any time the Litigation Conditions are not satisfied with respect to such Third Party Claim.

d) Subject to the provisions of paragraph (g) below, the Indemnified Party shall not make any admission of liability, conclude any agreement in relation to such liability or make any compromise with any Person, body or authority in relation to such liability without the prior written consent of the Indemnifying Party.

e) Subject to the provisions of paragraph (c) above and paragraphs (f) and (g) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the Indemnification Claim Notice to assume the defence and handling of any Third Party Claim, at the Indemnifying Party’s sole expense, in which case the provisions of paragraph (f) below shall govern. The assumption of the defence of a Third Party Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defences it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all reasonable and justifiable costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defence of the Third Party Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defence and handling of such Third Party Claim, the provisions of paragraph (g) below shall govern.

f) Upon assumption of the defence of a Third Party Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Third Party Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defence and handling of such Third Party Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Third Party Claim; and (iv) the Indemnifying Party shall have the right to settle the Third Party Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defence of such Third Party Claim with its own counsel and at its own expense. In particular, the Indemnified Party shall, at the Indemnifying Party’s expense furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

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g) If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in paragraph (d) or fails to conduct the defence and handling of any Third Party Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defence and handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim and shall not settle’ such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defence and handling of such Third Party Claim with its own counsel and at its own expense.

14.	MISCELLANEOUS

14.1 Further Action. Each Party agrees, without the necessity of any further consideration, to execute, acknowledge, and deliver any and all such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

14.2 Press Releases. No Party shall issue any other press release, trade announcement or make any other public announcement or statement with regard to the transactions contemplated by this Agreement without the other Parties’ prior written consent, which shall not be unreasonably withheld. Where consent is forthcoming, the Parties agree to consult with each other regarding the content of any such press release or other announcement. The aforementioned restriction shall not apply to announcements required by any Regulatory Authority or Governmental Entity under Applicable Law, provided that in such event the Parties shall coordinate the wording and OV shall take into consideration any requests of R-Pharm. Each Party hereto acknowledges that OV and R-Pharm shall have the right to disclose a brief summary of the transaction, including the amounts payable by OV under this License Agreement, in its official financial reports.

14.3 Notices and Other Communications. All notices, consents, waivers, and other communications under this Option Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax (with written confirmation of receipt), provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice):

If to OV:

Oncology Venture ApS

Venlighedsvej 1

DK-2970 Hoersholm, Denmark

Attention: Chief Executive Officer

Email: pbj@oncologyventure.com

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With a copy to:

DechertLLP 1900 K St., N.W.

Washington, D.C. 20006

Attention: David E. Schulman

Telephone: (202) 261-3440

Ifto R-Pharm:

R-Pharm US Operating, LLC

3120 Princeton Pike, Suite 201

Lawrence, N.J. 08648 U.S.A.

Attn: Chief Executive Officer

With a copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

Attention: David Glazer, Esq.

Each Party may change its address for purposes of this License Agreement by written notice to the other Party.

14.4 Amendments. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

14.5 Assignment. No Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, which consent shall not be unreasonably withheld, except that either Party may assign its rights and obligations under this Agreement without the consent of the other Party to (i) one or more of its Affiliates (provided that such Party shall remain responsible for such Affiliate’s performance of this Agreement); or (ii) in connection with the transfer or sale of all or substantially all of its assets related to the subject matter of this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. The assignor shall remain liable notwithstanding any assignment hereunder.

14.6 Third Party Rights. The provisions of this Option Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party.

14.7 Entire Agreement. This Agreement (together with the Exhibits hereto) sets forth and constitutes the entire agreement and understanding between the Parties relating to subject matter hereof and in relation to such subject matter supersedes all earlier understandings and agreements, whether written or oral, between the Parties (including that certain Mutual Non-Disclosure and Confidentiality Agreement by and between R-Pharm US LLC and OV dated October 11, 2017).

14.8 No Additional Representations or Warranties. Each Party acknowledges that it has not entered into this Agreement in reliance upon any representation or warranty other than as set out in this Agreement. No representation, warranty, condition or any other term is to be implied into this Agreement whether by virtue of any usage or course of dealing or otherwise except as expressly set out in it. This clause shall not exclude the liability of a Party for fraud or fraudulent misrepresentation.

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14.9 Relationship. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between R-Pharm and OV, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

14.10 Waiver of Rights. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law or to insist upon compliance with any term or condition of this Agreement will constitute a waiver of that (or any other) right or remedy or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No single or partial exercise of such right or remedy will preclude or restrict the further exercise of that (or any other) right or remedy.

14.11 Severability. Every provision of this Agreement is intended to be severable. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect. The Parties hereto agree to consult each other and to agree upon a new stipulation which is permissible under Applicable Law and which comes as close as possible to the original purpose and intent of the invalid, void or unenforceable provision.

14.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original but all of which together will constitute one and the same instrument.

14.13 Governing Law and Venue. This Agreement and the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, United States, without giving effect to the conflicts of Laws provision thereof, and with the exclusion of the International Sale of Goods Vienna Convention on the International Sale of Goods. Except for decisions that are subject to the decision-making authority of a given Party (or mutual agreement of the Parties, as applicable) or the JDC, as expressly set forth in this Agreement, in the event of any controversy, claim or counterclaim arising out of or relating to this Agreement, the Parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than thirty (30) days following notification of such controversy or claim to the other Party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim (excepting preliminary injunctions) shall be submitted by the parties for binding arbitration under rules of the International Chamber of Commerce (ICC) to be held in New York City, New York. The Parties shall bear their own costs of arbitration, unless otherwise awarded by arbitrator(s).

14.14 Dispute Resolution. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish under this Section 14.14 procedures to facilitate the resolution of disputes arising under this Agreement (other than any disputes relating to matters with respect to which under this Agreement a Party has sole decision-making authority or discretion, in which case, such matter shall be determined by such Party and shall not be part of the dispute resolution procedure set forth in this Section 14.14) in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by the Parties within thirty (30) days from the date either Party had designated such matter as a dispute in written notice to the other Party, then, at any time after such thirty (30) day period, either Party may proceed to enforce any and all of its rights with respect to such dispute. For clarity, such thirty (30) day period shall not extend any other time periods provided in this Agreement, including those set forth in Section 11.4.

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14.15 English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

14.16 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.17 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

14.18 Special, Indirect and Other Losses. EXCEPT (A) FORA PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10 AND SECTION 2.8, OR (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER ARTICLE 13, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

14.19 No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.

14.20 Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Law. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

14.21 Force Majeure. If and to the extent that any Party is prevented or delayed from performing any of its obligations under this Agreement by any unavoidable and unforeseeable event which is beyond the reasonable control of the Party affected, including but not limited to the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war (whether or not declared), riot, public disturbance, strike or lockouts, government actions, terrorist attack or the like (a “Force Majeure”), and promptly so notifies in writing the other Party, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its Commercially Reasonable Efforts to resume full performance thereof.

14.22 Construction.

a) The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined and where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning. Whenever the context may require, any pronoun will include the corresponding masculine, feminine, and neuter forms. The word “shall” will be construed to have the same meaning and effect as the word “will.” The word “any” means “any and all” unless otherwise clearly indicated by context. The words “including,” “includes,” “include,” “for example,” and “e.g.” and words of similar import will be deemed to be followed by the words “without limitation.” The word “or” is disjunctive but not necessarily exclusive. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

b) The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

c) Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[SIGNATURES FOLLOW ON NEXT PAGE]

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The Parties have executed this Agreement as of the Effective Date to evidence their agreement to the terms and provisions set forth herein.

Oncology Venture ApS

By:
Name:	Peter Buhl Jensen, M.D.
Title:	Chief Executive Officer

R-Pharm US Operating, LLC

By:
Name:
Title:

[Signature Page to Development, Option and License Agreement]

EXHIBIT A: CLINICAL DEVELOPMENT PLAN

●	To be agreed by the Parties and attached within ninety (90) days after the Effective Date

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EXHIBIT B: THE COMPOUND

IXEMPRA® (ixabepilone) a cancer medicine. IXEMPRA is used alone or with another cancer medicine called capecitabine. IXEMPRA is used to treat breast cancer, when certain other medicines have not worked or no longer work.

DOSAGE FORMS AND STRENGTHS

IXEMPRA for injection, 15 mg supplied with DILUENT for IXEMPRA, 8 ml

IXEMPRA for injection, 45 mg supplied with DILUENT for IXEMPRA, 23.5 ml

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EXHIBIT C: FORM OF PHARMACOVIGILANCE AGREEMENT

PHARMACOVIGILANCE AGREEMENT

This Pharmacovigilance Agreement (hereinafter the “Agreement”) as a part of Distribution Agreement NQ from_/_/_______ has been entered by and between:

R-Pharm US, LLC, a legal entity having its registered address at 3120 Princeton Pike, Lawrence, NJ (hereinafter “R-Pharm US”), and ______________., a legal entity having its registered address at ____________(hereinafter Partner), each hereinafter referred to as a “Party” and collectively as the “Parties”, for the purposes of division of the Parties’ ·rights and obligations regarding monitoring of the Product effectiveness and safety aimed at identification, assessment and prevention of undesirable effects of the Product use in accordance with the laws applicable to relations between the Parties.

Definitions

Adverse Event/Adverse Drug Experience/ADE: any untoward medical occurrence in a patient or clinical investigation subject administered a Product and which does not necessarily have to have a causal relationship with the Product.

Product: medicinal product or medical device where a Marketing Authorization Holder is R-Pharm US in the USA and Partner in the market.

Territory(s) shall mean

Effective Date means the date of this Agreement as designated on the first page of this Agreement.

Year has the meaning from January 1st until December 31st.

Agreement shall mean this Agreement.

Product Technical Complaints and Adverse Drug Experiences

1. Hereby R-Pharm US authorizes Partner to act as a holder and owner of marketing authorization for the Product in terms of collecting, processing, registration and analysis of information on side effects, ADE and in terms of submission to the authorized federal executive body of the Territory for control and supervision in healthcare of a Product pharmacovigilance report as stipulated by the laws of the Territory in force.

2. Product technical complaints (hereinafter - “PTC”) related to the quality of Product that are received by Partner shall be notified to R-Pharm US (or its designee agent) as soon as received but in not more than forty-eight (48) hours. Partner will include in the notification to R-Pharm US any

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- Details of the patient (sex or age);

- Details of the event including outcome;

- Details of the reporter (name, title and contact information).

The first communication from Partner to R-Pharm US should be communicated in writing by email (and confirmed by fax) to the contact point of the Pharmacovigilance contact person of R-Pharm US.

4. Partner is responsible for medical assessment of all cases of Adverse Experiences/events, relevant for Product within the Territory(s).

Partner shall provide R-Pharm US with CIOMS forms for Adverse Experiences/Events relevant to Product originated in the Territory within fourteen (14) days from the date of initial receipt (day one (1) begins when Partner receives the report about ADE).

R-Pharm US (or its designee agent) shall provide Partner with CIOMS forms for all relevant Suspected Unexpected Serious Adverse Reactions (hereinafter - “SUSARS”) originated outside of the Territory within fourteen (14) from the date of initial receipt.

R-PHARM US PHARMACOVIGILANCE CONTACT

Pro Pharma Group

Regulatory / Medical / Pharmacovigilance/ Safety information exchange

Name: Tim Smith, Director of Pharmacovigilance

e-mail DrugSafety@propharmaroup.com

e-mail Tim.Smith@propharmagroup.com phone US 1-844-586-8953

R-Pharm US will contact Partner for further information on an as needed basis.

Partner pharmacovigilance contact person:

5. Partner shall serve as an expert in the Territory reporting regulations and shall be responsible for submission of safety information reports to local regulatory authorities (single reports and periodic reports) based on local regulations.

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6. R-Pharm US (or designee agent) shall provide Partner with periodic safety update reports that were prepared for US regulatory reporting. Partner shall determine whether each report needs to be submitted to local regulatory authorities based on its regulations, Partner may modify the format of the report (without modification of content) based on local regulatory requirements; if modification of content is necessary, R-Pharm US must review and approve the report prior to (expiration date), complainant name (in case of legal entity), number of units involved, and a complete description of the complaint. Partner will include any documents related to the PTC that could permit R-Pharm US investigate the PTC including but not limited to images or photos, and samples if available. The PTC information should be communicated in writing by email (and confirmed by fax) to the Quality persons indicated in this Annex:

QUALITY CONTACT PERSONS:

R-Pharm US PTC contact person

Name: Jignesh Shah

Title: VP, Global Supply Chain, Manufacturing and Quality

E-Mail: jignesh.shah@rpharm-us.com

Phone: +1 (609) 512-7211

Fax: +1 (609) 512-7198

PTC contact person

Name: Verena Grimm

Title: Manager Contract QA Biopharmaceuticals

E-Mail: Verena.Grimm(ivr-pharm.com

Phone: +49-7303-12-9122

Fax: +49-7303-12-387

<Partner contact information>

3. Partner is obliged to communicate to R-Pharm US (or designee agent), within the maximum time period of forty-eight (48) hours, any communication received from a client, hospital or health authority in relation with the potential adverse drug events and/or any other safety issue relevant for the Product that could potentially affect the safety of the Product.

The first communication from Partner to R-Pharm US shall contain the following elements:

- Product name;

- Lot number (if applicable);

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7. In consideration of the expenses incurred by Partner in performance of this Agreement, R-Pharm US shall pay to Partner the fees as set out in Distribution Agreement.

The Parties agree and acknowledge that the Fees set out in Distribution Agreement shall be valid throughout the first two (2) Years of the term of this Agreement, it being understood that the Year of the Effective Date counts as the first Year. For all subsequent Years during the term of this Agreement, the Parties agree to meet not later than thirty (30) days prior to the end of each Year to review and agree new fees for the following Year. Subject to the parties agreeing new fees, the Fees will be replaced with the newly agreed amounts and Distribution Agreement will be deemed to be amended accordingly.

Other Exchanged Information (as described below)

Certain information or reports, while not meeting the definition of an Adverse Drug Event (ADE) shall also be exchanged. This information includes:

●	A case involving pregnancy/lactation exposure to the Product(s) either maternal or paternal

●	Lack of effect, misuse, product confusion, abuse, overdose, inadvertent or accidental exposure without an associated ADE, occupational exposure without an associated ADE

●	An unexpected therapeutic or clinical benefit from use of the Product(s)

●	Any actions due to safety issues including Product recall (Note: notification of such between the Parties must be immediate)

●	Actual or Potential medication errors, suspected transmission by a medicinal Product of an infectious agent, “off-label” use (including “off-label” pediatric use)

●	events possibly or probably related to biomedical research, animal research that may potentially cause significant risk for human subjects including mutagenicity, teratogenicity, or carcinogenicity

●	Any Product quality complaint for pharmaceuticals and biologicals related to ADE has to be reported.

Partner shall send all Other Exchanged Information described above to R-Pharm US, regardless of an associated ADE unless otherwise stated, utilizing the terms of ADE reporting set forth in this Agreement.

Other Exchanged Information described above should be reported by Partner to R-Pharm US in accordance with same timelines and contact details as Adverse Experience/Event reports.

Product recall due to safety issues shall also be handled as an ADE and the notification between the Parties will be immediate.

Product recall due to safety issues shall also be handled as an ADE and the notification between the Parties will be immediate.

Monthly Reconciliation

On a monthly basis, Partner shall provide R-Pharm US with a listing of all reports sent to R- Pharm US in the course of the previous month. This listing shall be sent to R-Pharm US contact above and will be used by R- Pharm US to confirm that all reports sent by Partner to R-Pharm US were received by R-Pharm US in the course of the previous month. All ADE reports, initial and follow-up reports, shall be included on the listing. Should there be discrepancies on the list Partner shall be notified. In the event no reports were sent by Partner to R-Pharm US in a particular month, a notification will be sent to R-Pharm US indicating zero (0) reports were sent that month.

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